Exhibit 99.1

NEWS RELEASE

For Release:	Immediately

Contact:	Frank H. Boykin, Chief Financial Officer (706) 624-2695
MOHAWK INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER EARNINGS
Calhoun, Georgia, May 5, 2011 — Mohawk Industries, Inc. (NYSE:MHK) today announced 2011 first quarter net earnings of $23 million and diluted earnings per share (EPS) of $0.34. Excluding restructuring charges, 2011 first quarter net earnings were $29 million and EPS of $0.42. For the first quarter of 2010, the net earnings were $21 million and EPS was $0.30. Excluding restructuring charges, 2010 first quarter net earnings and EPS were $24 million and $0.35 per share. Net sales for the first quarter of 2011 were $1.3 billion which was flat versus 2010. Our cash and net debt to adjusted EBITDA ratio stand at $256 million and 2.2 respectively, providing flexibility to pursue strategic opportunities.
     Commenting on the first quarter results, Jeffrey S. Lorberbaum, Chairman and CEO stated, “We grew our operating margin to 4.7% excluding restructuring charges, an improvement of approximately 40 basis points over the first quarter last year by continuing to drive cost reductions, manufacturing improvements and efficiency gains throughout the enterprise. Sales reported during the period were flat with last year with the outlook strengthening for the balance of the year. In the U.S., both remodeling and home sales are expected to improve over last year, and non-residential investment is estimated to increase over 8% in 2011.”
     Our Mohawk segment net sales declined 3.5% with commercial seeing improvement and the residential category still lagging. The residential order trends turned positive at the end of the first quarter and continued into April. The commercial business continues its recovery with modular tile products growing significantly. The hospitality channel is rebounding after several years of reduced capital spending. We expect continued improvement in our business from our new product introductions, additional customer commitments, price increases to cover raw materials and operational improvements. We announced two carpet price increases to offset the dramatic raw material inflation with the first increase in February followed by the second increase in April. Operational enhancements to optimize productivity, material and service are being executed and will improve our cost position this year. We are completing the consolidation of a carpet facility in South Georgia and relocating the production to our other manufacturing plants. Our many Greenworks initiatives continue to increase the recycled content utilized in our products and processes furthering our sustainable manufacturing commitments while lowering our costs.
     Our Dal-Tile segment net sales increased approximately 1% versus last year. The sales trends improved during the period with commercial outperforming residential. We continued the expansion of our Reveal Imaging technology receiving multiple product awards and increased our position in the home center channel. To recover the rising freight costs, we have increased prices on our products and transportation. Cost reductions continue from new investments in technology, lean manufacturing, material innovations and improvements in the supply chain. We are implementing our ceramic strategy in Mexico where the market is growing 5%. We are expanding our sales organization, product offering and customer base to support a new facility in Mexico which should be operational in mid-2012. Our Chinese joint venture is investing to gain market share, increase product mix, improve efficiencies and strengthen management systems. We are building a strong platform to be positioned as a leader in the market.
     Our Unilin net sales increased approximately 7% both as reported and on a constant exchange rate. Sales of most of our European products were positive while U.S. markets remain difficult but are showing improvement. Our margins were under pressure from escalating raw material costs which are ahead of our price increases. Price increases were implemented in European flooring, roofing and boards to offset material inflation and additional increases for some products have been announced in the second quarter. We are continuing to expand sales in home centers across Europe with Quick Step products positioned as a premium offering. The U.S. flooring business improved as we proceeded through the first quarter and we strengthened our position in the home center and specialized hard surface channels. We improved our U.S. wood manufacturing costs and enhanced the sales mix with higher value products and additional performance features.
     After the seasonally slow first quarter, we believe the industry recovery will continue the balance of the year. Commercial renovation is improving as companies begin to reinvest. We anticipate pent-up demand in the residential remodeling market and improving home sales will positively impact results this year. Price and volume increases, along with cost reductions will enhance profitability. With these factors, our second quarter guidance for earnings is $0.87 to $0.97 per share, excluding any restructuring charges.
     We have improved our organization’s ability to drive innovation in product, processes and costs. We have managed through a challenging period and significantly redesigned our businesses to maximize our long term results. Our investments in new assets, geographic expansion and systems will enhance our core businesses and create new growth opportunities.
     Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and local distribution. Mohawk’s operational international presence includes Mexico, Europe, China, Russia and Malaysia.
     Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.
There will be a conference call Friday, May 6, 2011 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.
Conference ID # 57677152. A conference call replay will also be available until May 20, 2011 by dialing
800-642-1687 for US/local calls and 706-645-9291 for International/Local calls and entering Conference ID # 57677152.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations	Three Months Ended
(Amounts in thousands, except per share data)	April 2, 2011	April 3, 2010
Net sales	$1,343,595	1,347,236
Cost of sales	1,002,003	1,005,990

Gross profit	341,592	341,246
Selling, general and administrative expenses	285,508	287,625

Operating income	56,084	53,621
Interest expense	26,595	33,908
Other expense (income), net	(15)	(4,531)

Earnings before income taxes	29,504	24,244
Income tax expense	4,966	2,974

Net earnings	24,538	21,270
Net earnings attributable to noncontrolling interest	(1,096)	(732)
Net earnings attributable to Mohawk Industries, Inc.	$23,442	20,538

Basic earnings per share attributable to Mohawk Industries, Inc.	$0.34	0.30

Weighted-average common shares outstanding — basic	68,674	68,523

Diluted earnings per share attributable to Mohawk Industries Inc.	$0.34	0.30

Weighted-average common shares outstanding — diluted	68,904	68,730

Other Financial Information
(Amounts in thousands)
Net cash used in operating activities	$67,413	46,192

Depreciation and amortization	$74,253	76,798

Capital expenditures	$52,811	23,309

Consolidated Balance Sheet Data
(Amounts in thousands)	April 2, 2011	April 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$256,231	452,335
Receivables, net	754,826	788,124
Inventories	1,075,613	932,785
Prepaid expenses	97,846	109,968
Deferred income taxes and other current assets	155,159	160,246

Total current assets	2,339,675	2,443,458
Property, plant and equipment, net	1,715,895	1,719,051
Goodwill	1,406,731	1,377,518
Intangible assets, net	689,703	736,353
Deferred income taxes and other non-current assets	114,229	42,520

	$6,266,233	6,318,900

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$52,706	551,426
Accounts payable and accrued expenses	739,768	859,690

Total current liabilities	792,474	1,411,116
Long-term debt, less current portion	1,577,188	1,303,437
Deferred income taxes and other long-term liabilities	449,984	452,858

Total liabilities	2,819,646	3,167,411

Noncontrolling interest	33,255	29,866

Total stockholders’ equity	3,413,332	3,121,623

	$6,266,233	6,318,900

Segment Information	As of or for the Three Months Ended
(Amounts in thousands)	April 2, 2011	April 3, 2010
Net sales:
Mohawk	$691,165	716,583
Dal-Tile	344,415	341,396
Unilin	325,832	305,880
Intersegment sales	(17,817)	(16,623)

Consolidated net sales	$1,343,595	1,347,236

Operating income:
Mohawk	$17,040	16,628
Dal-Tile	17,700	15,395
Unilin	26,250	26,458
Corporate and eliminations	(4,906)	(4,860)

Consolidated operating income	$56,084	53,621

Assets:
Mohawk	$1,749,625	1,673,264
Dal-Tile	1,674,408	1,568,605
Unilin	2,654,268	2,525,731
Corporate and eliminations	187,932	551,300

Consolidated assets	$6,266,233	6,318,900

Reconciliation of Net Earnings to Adjusted Net Earnings and Adjusted Diluted Earnings Per Share
 (Amounts in thousands, except per share data)

	Three Months Ended
	April 2, 2011	April 3, 2010

Net earnings attributable to Mohawk Industries, Inc.	$23,442	20,538
Unusual items:
Business restructurings	6,813	4,004
Income taxes	(1,018)	(469)

Adjusted net earnings	$29,237	24,073

Adjusted diluted earnings per share	$0.42	0.35
Weighted-average common shares outstanding - diluted	68,904	68,730
Reconciliation of Total Debt to Net Debt

As of
(Amounts in thousands)	April 2, 2011

Current portion of long-term debt	$52,706
Long-term debt, less current portion	1,577,188
Less: Cash and cash equivalents	256,231

Net Debt	$1,373,663

Reconciliation of Operating Income to Adjusted EBITDA
 (Amounts in thousands)

	Three Months Ended				Trailing Twelve
					Months Ended
	July 3, 2010	October 2, 2010	December 31, 2010	April 2, 2011	April 2, 2011

Operating income	$89,726	85,182	85,640	56,084	316,632
Other income (expense)	(544)	(1,124)	1,037	(15)	(646)
U.S. customs refund	—	5,765	1,965	—	7,730
Net earnings attributable to noncontrolling interest	(884)	(1,170)	(1,678)	(1,096)	(4,828)
Depreciation and amortization	72,497	72,956	74,522	74,253	294,228

EBITDA	160,795	161,609	161,486	129,226	613,116
Business restructurings	4,929	3,330	—	6,813	15,072

Adjusted EBITDA	$165,724	164,939	161,486	136,039	628,188

Net Debt to Adjusted EBITDA					2.2

Reconciliation of Segment Net Sales to Adjusted Segment Net Sales
 (Amounts in thousands)

	Three Months Ended
Unilin segment	April 2, 2011	April 3, 2010

Net sales	$325,832	305,880
Adjustments to net sales:
Exchange rate	2,319	—

Adjusted net sales	$328,151	305,880

Reconciliation of Gross Profit to Adjusted Gross Profit
 (Amounts in thousands)

	Three Months Ended
	April 2, 2011	April 3, 2010

Gross profit	$341,592	341,246
Adjustments to gross profit:
Business restructurings	6,347	3,857

Adjusted gross profit	$347,939	345,103

Adjusted gross profit as a percent of net sales	25.9%	25.6%

Reconciliation of Operating Income to Adjusted Operating Income
 (Amounts in thousands)

	Three Months Ended
	April 2, 2011	April 3, 2010

Operating income	$56,084	53,621
Adjustments to operating income:
Business restructurings	6,813	4,004

Adjusted operating income	$62,897	57,625

Adjusted operating income as a percent of net sales	4.7%	4.3%

	Three Months Ended
Mohawk segment	April 2, 2011	April 3, 2010

Operating income	$17,040	16,628
Adjustments to operating income:
Business restructurings	6,813	3,229

Adjusted operating income	$23,853	19,857

Adjusted operating income as a percent of net sales	3.5%	2.8%

	Three Months Ended
Unilin segment	April 2, 2011	April 3, 2010

Operating income	$26,250	26,458
Adjustments to operating income:
Business restructurings	—	775

Adjusted operating income	$26,250	27,233

Adjusted operating income as a percent of net sales	8.1%	8.9%
The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.